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                                                                  Exhibit 10.155


                           PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT effective February 15, 2000 (the "Effective Date"), is between DOW AGROSCIENCES LLC, a Delaware limited liability company ("DAS"), and ECOGEN INC., a Delaware corporation ("CUSTOMER"). In consideration of the mutual covenants set forth in this Agreement, DAS and CUSTOMER agree as follows:


ARTICLE 1 - DEFINITIONS

"AFFILIATE," as used in this Agreement with respect to CUSTOMER, means an entity which directly or indirectly controls, is controlled by, or is under common control with CUSTOMER, where for CUSTOMER "control" (including the terms "controls", "controlled by" and "under common control with") means the possession, direct or indirect, of greater than fifty percent of the outstanding equity of the CUSTOMER; with respect to DAS an entity which directly or indirectly controls, is controlled by, or is under common control with DAS, where for DAS "control" (including the terms "controls", "controlled by" and "under common control with") means the possession, direct or indirect, of forty percent (40%) of the outstanding equity of DAS, or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

"AGREEMENT" means this Purchase and Sale Agreement with the attached schedules.

"CALENDAR YEAR" means a twelve (12) month period commencing January 1.

"CLAIM(S)" means any legal or equitable causes of action (including but not limited to negligence; strict liability; other tort; express or implied warranty, indemnity or contract; contribution; or subrogation) related to or arising out of the performance or nonperformance of this Agreement.

"EFFECTIVE DATE" means the date stated in the preamble.

"FORCE MAJEURE EVENT" means any event not within the contemplation of the parties at the time they executed this Agreement, including but not limited to events beyond the reasonable control of the party affected, relating to the Product(s). A Force Majeure Event includes accidents, fire, flood, strike, labor trouble, riot, revolt, war, drought, inability to meet governmental environmental waste disposal standards, action of governmental authority and laws, rules, ordinances and regulations (including, but not limited to, those dealing with pollution, health, ecology, or environmental matters), acts of God, or other similar types of contingencies.

"MONTH(S)" means a calendar month commencing on the first day of a month.

"PRICE" means the purchase price for the Product(s) in United States dollars as described in

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Article 3.

"PRODUCT(S)" means MVP(TM), MVPII(TM) and MATTCH(TM) biopesticides conforming to the Specification(s) attached as Schedule 2.

"PROPRIETARY INFORMATION" means confidential information, either in writing or summarized in writing if not disclosed in tangible form, that is disclosed or developed pursuant to the terms of this Agreement.

"QUARTER" means three (3) consecutive Months commencing January 1, April 1, July 1 or October 1.

"SPECIFICATION(S)" means the specifications for each Product(s) as attached as
Schedule 2.


ARTICLE 2 - PURCHASE, SUPPLY AND QUANTITY.

2.1 CUSTOMER shall purchase from DAS and DAS shall sell to CUSTOMER the lesser of (i) CUSTOMER's requirements of Product(s), or (ii) DAS's actual Product production capacity as described in Schedule 1. CUSTOMER's minimum order size shall be as set out in Schedule 1.

2.2 Thirty days prior to each Quarter, CUSTOMER shall provide a written forecast to DAS stating the amount of each Product(s) CUSTOMER intends to purchase from DAS for each of the next eight Quarters broken out by month. On a rolling basis, the CUSTOMER Product(s) purchase forecast shall become a firm order for the first and second Quarters of the forecast.


ARTICLE 3 PRICE, AND PAYMENT CONDITIONS.

3.1 The Price which CUSTOMER shall pay to DAS for Product(s) shall be as set forth in Schedule 1.

3.2 DAS shall invoice CUSTOMER for Product(s) supplied under this Agreement at the time of delivery of the Product(s) to the initial transportation carrier. CUSTOMER shall pay all proper invoices in United States Dollars within 30 days of the invoice date.

3.3 Payments past due bear interest calculated on a per annum basis from the due date to the date of actual payment at a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Citibank, N.A., plus two percent but in no case higher than the maximum rate permitted by applicable law.

ARTICLE 4 - QUALITY

4.1 DAS shall test or cause to be tested each production run of Product(s) before shipment to

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CUSTOMER or its designee for compliance with the Specification(s). DAS shall retain a sample of each production run tested for one year from the date of shipment. For each production run shipped, DAS shall prepare a certificate of analysis setting forth the items tested, the Specification(s) and test results and forward the certificates to CUSTOMER, or its designee, at the time the Product(s) is shipped.

4.2 DAS shall provide CUSTOMER with a Material Safety Data Sheet for the Product(s).

4.3 DAS shall label Product(s) as provided by CUSTOMER and, as such, DAS does not warrant their accuracy or content. CUSTOMER shall update labels as necessary to comply with all legal requirements, and promptly notify DAS of such changes.


ARTICLE 5 - DELIVERY, TITLE, TRANSPORTATION

5.1 Title to Product(s) shall transfer to CUSTOMER at the time DAS delivers the Product to the initial transportation carrier. Risk of loss passes simultaneously with the title.

5.2 All Product(s) shall be shipped in the packaging specified in Schedule 1 or as otherwise agreed to by the parties. All additional costs associated with a packaging size change requested by CUSTOMER, and agreed to by DAS, shall be paid by CUSTOMER. Transportation arrangements will be made by DAS in line. CUSTOMER will absorb freight. DAS will prepay all freight and add the freight and handling costs to the invoice. Emergency response for any emergencies or other incidents occurring during transit shall be the responsibility of CUSTOMER.

5.3 In some instances it may be necessary to obtain an export or re-export license for Product(s). CUSTOMER shall be responsible for obtaining any necessary certificates and/or licenses, paying related fees and/or expenses, and retaining customs broker as necessary. CUSTOMER shall be the exporter of record.

ARTICLE 6 - INSPECTIONS, ACCEPTANCE AND NOTICE OF CLAIMS.


Promptly upon receipt of each shipment of Product(s), CUSTOMER shall inspect and test such Product(s) for any damage, defect or shortage. ALL CLAIMS BY CUSTOMER SHALL BE DEEMED WAIVED UNLESS MADE BY CUSTOMER IN WRITING AND RECEIVED BY DAS WITHIN SIXTY DAYS OF THE RECEIPT OF THE PRODUCT(S); PROVIDED THAT FOR ANY CLAIM WHICH IS NOT READILY DISCOVERABLE WITHIN SUCH SIXTY DAY PERIOD SUCH CLAIM SHALL BE DEEMED WAIVED UNLESS MADE BY CUSTOMER IN WRITING AND RECEIVED BY DAS WITHIN ONE HUNDRED AND EIGHTY DAYS AFTER RECEIPT OF THE PRODUCT(S) OR WITHIN THIRTY DAYS AFTER CUSTOMER LEARNS OR SHOULD HAVE BEEN REASONABLY AWARE OF FACTS WHICH SHOULD HAVE GIVEN RISE TO SUCH CLAIM, WHICHEVER FIRST OCCURS.


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ARTICLE 7 - WARRANTIES, DISCLAIMER OF WARRANTIES AND LIMITATIONS OF REMEDIES AND
LIABILITY.

7.1 SUBJECT TO THE LIMITATIONS OF THIS ARTICLE 7, DAS warrants that, at the time of delivery, Product(s) supplied by DAS shall (a) conform to the Specification(s) described in Schedule 2; and (b) be conveyed with good title, free from any lawful security interest, lien or encumbrance. DAS shall not be liable for misbranding which is due to any labeling, instructions or package insert text provided to DAS by CUSTOMER.

7.2 DAS does not warrant that the supply of Product(s) to CUSTOMER shall place CUSTOMER in conformance with any particular federal, state or local law or regulation. DAS further does not warrant that Product(s) are effective and/or appropriate for CUSTOMER'S intended uses. CUSTOMER shall use its independent judgment and expertise in evaluating, applying and/or using the Product(s). DAS does not undertake any responsibility or duty to test Product(s) in order to evaluate the safety and/or efficacy of CUSTOMER'S intended uses.

7.3 THE WARRANTIES CONTAINED IN THIS ARTICLE 7 ARE THE SOLE WARRANTIES WITH RESPECT TO THE PRODUCT(S) AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW OR STATUTE.

7.4 EXCEPT AS TO ARTICLE 10, CUSTOMER'S EXCLUSIVE REMEDY AND DAS'S TOTAL LIABILITY TO CUSTOMER FOR CLAIMS IS EXPRESSLY LIMITED AS FOLLOWS: CUSTOMER HAS THE OPTION OF REPLACEMENT OF, OR REPAYMENT OF THE PRICE PAID FOR, THE PRODUCT(S) WITH RESPECT TO WHICH DAMAGES ARE CLAIMED. CUSTOMER WAIVES ALL OTHER CLAIMS BY CUSTOMER AGAINST DAS.

7.5 DAS SHALL NOT BE UNDER ANY LIABILITY TO CUSTOMER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES.

7.6 The provisions of this Article 7 shall survive any termination of this Agreement.

ARTICLE 8 - TERM AND TERMINATION.

The term of this Agreement is from the Effective Date until December 31, 2004, and from year to year thereafter unless either party provides written notice of its desire to terminate six (6) months prior to December 31, 2004 or six (6) months prior to the pertinent expiration date thereafter.

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ARTICLE 9 - CONFIDENTIALITY.

9.1 Each party shall use reasonable efforts to retain the other party's Proprietary Information in confidence and not disclose the same to any third party nor use the same, except as expressly permitted. Excepted from these obligations of confidence and non-use is that information which:

(a) is available, or becomes available, to the general public without fault of the receiving party;

(b) was in the possession of the receiving party on a non-confidential basis prior to receipt of the same from the disclosing party;

(c) is obtained by the receiving party without an obligation of confidence from a third party who is rightfully in possession of such information and is under no obligation of confidentiality to the disclosing party;

(d)  the receiving party is legally required to disclose; or

(e)  is independently developed by the receiving party.

For the purpose of this Section 9.1, a specific item of Proprietary Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain or in the possession of the receiving party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the receiving party, but only if the combination itself and its principle of operation are in the public domain or in the possession of the receiving party.

9.2 Notwithstanding the provisions of Section 9.1(d), if the receiving party becomes legally compelled to disclose any of the disclosing party's Proprietary Information, the receiving party shall promptly advise the disclosing party of such Proprietary Information in order that the disclosing party may seek a protective order or such other remedy as the disclosing party may consider appropriate in the circumstances. The receiving party shall disclose only that portion of the disclosing party's Proprietary Information which it is legally required to disclose.

9.3 Upon written request at termination by the disclosing party, all Proprietary Information in whatever form shall be returned to the disclosing party of this Agreement, without retaining copies thereof except that one copy of all such Proprietary Information may be retained by the other party's legal department solely for the purpose of policing this Agreement.

9.4 The obligation of confidentiality under this Article 9 survives for 5 years following the termination of this Agreement.

ARTICLE 10 - INDEMNITY.

10.1 DAS shall defend, indemnify and hold harmless CUSTOMER, its Affiliates, directors, officers, employees, agents and successors from and against any and all claims, liabilities, losses, damages, fines, penalties, costs and expenses (including costs of defense and reasonable

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attorneys' fees) to the extent those are arising out of or caused by (1) DAS's negligence or willful misconduct with respect to DAS's manufacture, storage, packaging, and handling of Product(s), and (2) breach of DAS's warranties hereunder or violations of applicable law by DAS.

10.2 CUSTOMER shall cooperate in the defense of any Claim DAS undertakes pursuant to Section 10.1 by providing access to witnesses and evidence, including documents, available to CUSTOMER. CUSTOMER shall have the right to participate in the defense of any Claim to the extent that, in its judgment, CUSTOMER may be prejudiced thereby.

10.3 In any Claim or suit in which CUSTOMER seeks indemnification by DAS, CUSTOMER shall not settle, offer to settle or admit liability or damages in any such Claim or suit without the express written consent of DAS.

10.4 CUSTOMER shall defend, indemnify and hold harmless DAS, its Affiliates, directors, officers, employees, agents and successors from and against any and all claims, liabilities, losses, damages, fines, penalties, costs and expenses (including costs of defense and reasonable attorneys' fees) to the extent those are arising out of or caused by (1) CUSTOMER's negligence or willful misconduct with respect to CUSTOMER's labeling, storage, shipping, transportation, exportation, handling and sale of Product(s), or (2) breach of CUSTOMER's warranties hereunder or violations of applicable law by CUSTOMER.

10.5 DAS shall cooperate in the defense of any Claim CUSTOMER undertakes pursuant to Section 10.4 by providing access to witnesses and evidence available to DAS. DAS shall have the right to participate in the defense of any Claim to the extent that, in its judgment, DAS may be prejudiced thereby.

10.6 In any Claim or suit in which DAS seeks indemnification by CUSTOMER, DAS shall not settle, offer to settle or admit liability or damages in any such Claim or suit without the express written consent of CUSTOMER.

10.7 The provisions of this Article 10 shall survive the termination of this Agreement.


ARTICLE 11 - FORCE MAJEURE

11.1 The performance of the party impacted by a Force Majeure Event, other than for payment for Product(s) already delivered, under this Agreement is delayed, without liability, for the duration of a Force Majeure Event.

11.2 The party whose performance is affected by a Force Majeure Event shall give prompt notice to the other party stating the details and expected duration of the event. Once notice is given of a Force Majeure Event, the parties shall keep each other apprised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first. Each party has full management discretion in dealing with its own labor issues, and in

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determining how and when to perform obligations (other than payment for work already performed) under this Agreement when the other party is involved in a strike, work stoppage or slowdown condition.


ARTICLE 12 - EARLY TERMINATION

A party is entitled (without prejudice to its other rights and remedies under this Agreement) to terminate this Agreement upon (a) written notice at any time if the other party breaches a material obligation under this Agreement and such breach has not be remedied within 30 days after the non-breaching party provides written notice of such breach to the breaching party or (b) written notice by the party not affected by a Force Majeure Event to the party affected by the Force Majeure Event if a Force Majeure Event lasts for more than 180 days. Further, either party shall be deemed to have breached this Agreement in the event such party (a) voluntarily or involuntarily enters a bankruptcy or similar proceeding; (b) passes a resolution for winding up its business or a court of competent jurisdiction makes an order to that effect (otherwise than for the purpose of amalgamation or reconstruction); or (c) a receiver is appointed in respect of substantially all of its assets.


ARTICLE 13 - ASSIGNMENT

This Agreement is not assignable or transferable by either party without the prior written consent of the other party (such consent not to be unreasonably withheld), except that DAS may assign or transfer this Agreement or the obligations in whole or part to a DAS Affiliate.


ARTICLE 14 - NOTICE

Any notice to be given under this Agreement shall be in writing and shall be deemed given when received and may be sent by mail, express courier or facsimile to:

If to CUSTOMER:                                   If to DAS:

Ecogen Inc                                        Dow AgroSciences
Attn:  Chief Executive Office                     Attn:  Law Department
2000 Cabot Blvd. West, Suite 170                  9330 Zionsville Road
Langhorne, PA 19047                               Indianapolis, IN 46268
(219) 757-9483(FAX)                               (317) 337-4849 (FAX)

Either party may change its location or facsimile number to receive notices upon ten (10) days prior written notice.


ARTICLE 15  -  EXPORT CONTROL OF TECHNICAL DATA

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The parties acknowledge their obligations to adhere to the United States export laws and regulations, such as Export Administration Regulations, International Traffic in Arms Regulations and regulations promulgated by the Office of Foreign Assets Control and the parties agree to adhere to such laws and regulations. The parties further acknowledge that these obligations shall survive the term of this Agreement.


ARTICLE 16  -  INDEPENDENT CONTRACTOR

DAS is an independent contractor, with all the attendant rights and liabilities of an independent contractor, and not an agent or employee of CUSTOMER. Any provision in this Agreement, or any action by CUSTOMER, which may appear to give CUSTOMER the right to direct or control DAS in performing under this Agreement means DAS shall follow the desires of CUSTOMER in results only.


ARTICLE 17  -  SEVERABILITY

If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason, and to any extent, be held to be invalid or unenforceable under applicable law, such provision shall be deemed limited or modified to the extent necessary to make the same valid and enforceable under applicable law. Any invalid or unenforceable provision shall be replaced with such new provision which shall allow the parties to achieve the intended economic result in a legally valid and effective manner.


ARTICLE 18  -  NON-WAIVER OF DEFAULTS

Any failure by either party at any time to enforce or require strict keeping and performance of any of the terms or conditions of this Agreement shall not constitute a waiver of such terms or conditions and shall not affect or impair such terms or conditions in any way, or the right of either party at any time to avail itself of such remedies as it may have for any breach or breaches of such terms or conditions.


ARTICLE 19  -  CREDIT

If CUSTOMER fails to pay any invoice in accordance with the terms of this Agreement, DAS may defer shipments or alter payment terms. If CUSTOMER's financial responsibility becomes unsatisfactory to DAS and DAS deems itself insecure, DAS may accelerate the due date and demand immediate payment on any outstanding invoice for Product(s), or may require cash payments or satisfactory security for future deliveries and for payment. CUSTOMER agrees to pay all costs and expenses, including reasonable attorney's fees, incurred by DAS in the collection of any sum payable by CUSTOMER to DAS, or in the exercise of any remedy.

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ARTICLE 20  -  GOVERNING LAW

The interpretation, validity and performance of this Agreement shall be governed by Michigan law, including Michigan's adaptation of the Uniform Commercial Code, without regard to Michigan's conflict of law rules.


ARTICLE 21  -  HEADINGS

The headings used in this Agreement are for the convenience of the reader and are not intended to have any substantive meaning.


ARTICLE 22  -  ENTIRE AGREEMENT

This Agreement constitutes the full understanding of the parties and is a final, complete and exclusive statement of the terms and conditions of their agreement regarding the subject matter of this Agreement. All representations, offers and undertakings of the parties made prior to the Effective Date of this Agreement are merged in this Agreement. While purchase orders, invoices, or similar routine documents may be used to implement or administer provisions of this Agreement, any provisions of these documents which add to, vary, modify or are at conflict with the provisions of this Agreement shall be deemed deleted and shall have no force or effect on either party's rights or obligations under this Agreement. All amendments or modifications to this Agreement must be in writing, identified as an amendment to this Agreement and signed by an authorized representative of each party.

The parties have caused this Agreement to be executed by their duly authorized representatives.

       Dow AgroSciences LLC                          Ecogen Inc.

By:                                                  By:
     -----------------------------------                -----------------------
     A. Charles Fischer                                 James P. Reilly, Jr.
     President                                          Chairman and
                                                        Chief Executive Officer

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